REPORT ON INTERNAL CONTROLS


To the Board of Directors of
Bullfinch Funds, Inc. - Unrestricted and Western NY Series

In planning and performing our audit of the financial statements of the Bullfinch Funds, Inc. - Unrestricted and Western NY Series for the year ended October 31, 2010, we considered its internal control, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control.

Our consideration of internal control was for the limited purpose described in the preceding paragraph and would not necessarily identify all deficiencies in internal control that might be deficiencies or material weaknesses.

The management of Bullfinch Funds, Inc. - Unrestricted and Western NY Series is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, errors or fraud may occur and may not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or a combination of control deficiencies, that adversely affects the entity's ability to initiate, authorize, record, process, or report financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the entity's financial statements that is more than inconsequential will not be prevented or detected by the entity's internal control. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. However, we noted no matters involving the internal control, including controls over safeguarding securities that we consider to be significant deficiencies or material weaknesses as defined above as of October 31, 2010.

This report is intended solely for the information and use of management and the Board of Bullfinch Funds, Inc. - Unrestricted and Western NY Series and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




EFP Rotenberg, LLP
Rochester, New York
December 20, 2010